Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Motorola Solutions, Inc.:

We consent to the use of our report dated February 15, 2019, with respect to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows of Motorola Solutions, Inc. for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 19, 2021